Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form F-1 of our report dated March 10, 2026, relating to the financial statements of Voyager Acquisition Corp. as of December 31, 2025 and 2024 and for the years ended (which includes an explanatory paragraph relating to Voyager Acquisition Corp.’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

July 31, 2026